Exhibit 2
EXECUTION COPY
EXCHANGE AGREEMENT
BY AND AMONG
DUFF & PHELPS ACQUISITIONS, LLC
LM DUFF HOLDINGS, LLC
LOVELL MINNICK EQUITY PARTNERS LP
VESTAR CAPITAL PARTNERS IV, L.P.
VESTAR/D&P HOLDINGS LLC
and
the MEMBERS, as defined herein
Dated as of October 3, 2007

i

     EXCHANGE AGREEMENT (the “Agreement”), dated as of October 3, 2007, by and among Duff & Phelps Acquisitions LLC, a Delaware limited liability company (“DPA”), LM Duff Holdings, LLC, Lovell Minnick Equity Partners LP, Vestar Capital Partners IV, L.P., Vestar/D&P Holdings LLC and certain other Members (as defined herein).
     WHEREAS, in connection with the closing of the IPO (as defined herein), Duff & Phelps Corporation, a Delaware corporation (“the Corporation”), intends to consummate the transactions described in the Registration Statement on Form S-1 filed with the Commission (as defined herein) on May 23, 2007 (Registration No. 333-143205) (as amended and supplemented from time to time, the “IPO Registration Statement”);
     WHEREAS, each Member owns one or more New Class A Units (as defined herein) and Class B Shares (as defined herein);
     WHEREAS, the parties hereto desire to provide for the possible future exchange of New Class A Units for Class A Shares, on the terms and subject to the conditions set forth herein;
     WHEREAS, DPA shall have no obligation to acquire from any Member any New Class A Units issued by DPA unless such Member exercises its Exchange Right (as defined herein) with respect to such New Class A Units and delivers for cancellation a number of Class B Shares equal to such number of New Class A Units; and
     WHEREAS, the parties intend that an Exchange (as defined herein) consummated hereunder be treated for Federal income tax purposes, to the extent possible, as a taxable sale of New Class A Units by the exchanging Member to the Corporation;
     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:
     An “AFFILIATE” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. “CONTROL” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “AGGREGATE VALUE” means a value equal to the product of (a) the number of applicable New Class A Units multiplied by (b) the closing sales price of the Class A Shares on the stock exchange where the Class A Shares then trade at the close of business on the Business Day immediately preceding the date of delivery of the related Exchange Request.

     “AGREEMENT” has the meaning set forth in the preamble to this Agreement.
     “BUSINESS DAY” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
     “CLASS A SHARES” means shares of Class A common stock, par value $0.01 per share of the Corporation.
     “CLASS B SHARES” means shares of Class B common stock, par value $0.0001 per share of the Corporation.
     “CLOSING” and “CLOSING DATE” have the meanings set forth in Section 2.1(b).
     “COMMISSION” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
     “CORPORATION” has the meaning set forth in the recitals of this Agreement.
     “DPA” has the meaning set forth in the preamble to this Agreement.
     “EXCHANGE” means the exchange by a Member of one or more New Class A Units for Class A Shares as described in Sections 2.1(a) and (b) of this Agreement.
     “EXCHANGE RIGHT” means the right of a Member to exchange one or more New Class A Units for Class A Shares pursuant to Sections 2.1(a) and (b) of this Agreement along with the delivery of the corresponding number of Class B Shares for cancellation.
     “EXCHANGE REQUEST” means an irrevocable written notice to DPA, delivered at least 45 days in advance of any Exchange, setting forth the number of New Class A Units to be Exchanged for Class A Shares and the number of Class B Shares to be delivered to the Corporation for cancellation, as described in Section 2.1(a) of this Agreement.
     “EXECUTIVE MEMBER” means an “officer” of DPA or its Subsidiaries, within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended (other than the corporate controller of DPA), immediately following the IPO, who is a beneficial owner of one or more New Class A Units and Class B Shares.
     “FIRST ANNIVERSARY” means the one-year anniversary of the date of pricing of the IPO.
     “FISCAL QUARTER” means each fiscal quarter, ending on the last day of each of March, June, September and December of any Fiscal Year.
     “FISCAL YEAR” means the fiscal year, ending on December 31 of each calendar year.
     “FOURTH ANNIVERSARY” means the four-year anniversary of the date of pricing of the IPO.

     “GOVERNMENTAL ENTITY” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign, and any subdivision thereof.
     “IPO” means the initial public offering of Class A Shares.
     “IPO REGISTRATION STATEMENT” has the meaning set forth in the recitals of this Agreement.
     “LIENS” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.
     “LLC AGREEMENT” means the Third Amended and Restated Limited Liability Company Agreement, as amended, of DPA.
     “LOVELL MEMBER” means, collectively, LM Duff Holdings, LLC, Lovell Minnick Equity Partners LP and their respective Permitted Transferees.
     “MEMBER” means each Person who, as of the effective date of the LLC Agreement, is a member of DPA or thereafter is admitted as a member of DPA in accordance with the terms of the LLC Agreement.
     “NEW CLASS A UNITS” means the New Class A Units of DPA.
     “NON-EMPLOYEE MEMBER” means a Member who is not an employee as of the date hereof of DPA or any of its Subsidiaries (other than a Lovell Member or a Vestar Member).
     “NON-EXECUTIVE MEMBER” means an employee (other than an Executive Member) of DPA and its Subsidiaries on or after the date hereof, who is a beneficial owner of New Class A Units and Class B Shares.
     “PERMITTED TRANSFEREE” shall mean with respect to each Member (a) such Member’s spouse, (b) a lineal descendant of such Member’s maternal or paternal grandparents (or any such descendant’s spouse), (c) a Charitable Institution (as defined below), (d) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of such Member and Persons described in clauses (a) through (c) of this definition, (e) an entity that, for U.S. federal income tax purposes, is disregarded as separate from its owner, of which all of the outstanding equity interests therein are owned by such Member or a Person described in clauses (a) through (d) of this definition, (f) an individual mandated under a qualified domestic relations order, (g) a legal or personal representative of such Member in the event of his death or Disability (as defined below), (h) a liquidating trust, as defined in Treasury Regulations section 1.7701-4(d), or other entity with comparable characteristics, (i) any other Member who is then employed by DPA or any of its Affiliates and (j) any other transferee permitted pursuant to Section 3.3; provided, however, that any such Person described in clauses (a) through (j) shall be required to sign a joinder to this Agreement, in form and substance reasonably satisfactory to DPA as set forth in Section 3.3 of this Agreement; provided further that the covenants of Section 2.3 of this Agreement shall continue to be applicable to the Member who, on the date hereof, originally held the New Class A Units and/or Class B Shares being transferred in such transfer. For purpose of this definition: (i) “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; (ii) “Charitable Institution” shall refer to an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (or any corresponding provision of a future United State Internal Revenue law) which is exempt from income taxation under section 501(a) thereof; (iii) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate; and (iv) “Disability” shall refer to any physical or mental incapacity which prevents such Member from carrying out all or substantially all of his duties under his employment agreement with DPA or any of its Affiliates in such capacity for any period of one hundred twenty (120) consecutive days or any aggregate period of six (6) months in any 12-month period, as determined, in its sole discretion, by the Managing Member of DPA.
     “PERSON” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.
     “PROCEEDING” has the meaning set forth in Section 3.9.
     “REGISTRATION RIGHTS AGREEMENT” means that certain Registration Rights Agreement, dated as of October 3, 2007, among the Corporation and the other parties named therein.
     “REMAINING UNITS” means, with respect to each Member, all New Class A Units held by such Member immediately following the IPO, taking into account all such New Class A Units redeemed by DPA pursuant to the Reorganization Agreement (as defined herein) in connection with the IPO (including New Class A Units that may be exchanged by such Member if the underwriters exercise their over-allotment option in the IPO).
     “REORGANIZATION AGREEMENT” means that certain Reorganization Agreement, dated as of April 9, 2007, among DPA and the other parties named therein.
     “SECOND ANNIVERSARY” means the two-year anniversary of the date of pricing of the IPO.
     “SELECTED COURTS” has the meaning set forth in Section 3.9.
     “SUBSIDIARIES” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
     “THIRD ANNIVERSARY” means the three-year anniversary of the date of pricing of the IPO.

     “VESTAR MEMBER” means, collectively, Vestar Capital Partners IV, L.P., Vestar/D&P Holdings LLC and their respective Permitted Transferees.
          Section 1.2 GENDER. For the purposes of this Agreement, the words “it”, “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form.
ARTICLE II
EXCHANGE
          Section 2.1 EXCHANGE WITH ENTITIES.
               (a) Permissible Exchanges.
                    (i) From and after the First Anniversary, a Non-Executive Member may elect to Exchange up to thirty three and one-third percent (33 1/3%) of its vested Remaining Units by delivering, at least 45 days in advance of the Closing of such Exchange, a written notice to DPA (an “Exchange Request”). From and after the Second Anniversary, a Non-Executive Member may elect to Exchange up to, but not exceeding, sixty-six and two-third percent (66 2/3%) of its vested Remaining Units (less its vested Remaining Units that were Exchanged after the First Anniversary and before the Second Anniversary) by delivering and Exchange Request at least 45 days in advance of the Closing of such Exchange. Subject to the limitations as set forth below, one hundred percent (100%) of any such Non-Executive Member’s vested Remaining Units may be Exchanged at the election of such Non-Executive Member following the Third Anniversary by delivering an Exchange Request at least 45 days in advance of the Closing of any such Exchange. Each Exchange Request shall be delivered at least 45 days in advance of the Closing of the relevant Exchange and shall set forth the number of New Class A Units such Non-Executive Member wishes to Exchange for Class A Shares at the Closing and the number of Class B Shares to be delivered for cancellation at the Closing, subject to the limitations specified in this Section 2.1(a). Notwithstanding the foregoing, each Non-Executive Member shall be required to continue to beneficially own, for so long as such Non-Executive Member remains employed by DPA, such number of New Class A Units, Class A Shares, or a combination thereof, equal to at least twenty percent (20%) of its Remaining Units. Any Exchange Requests submitted in violation of such maintenance requirement will be summarily disregarded, and DPA shall have no obligation to effectuate a Closing of any such Exchange relating to the entire amount of Remaining Units included on such Exchange Request. Subject to the exceptions set forth in Section 2.1(a)(iv), Exchange Requests may not be revoked after delivery to DPA.
                    (ii) From and after the First Anniversary, an Executive Member may elect to Exchange up to twenty percent (20%) of its vested Remaining Units by delivering an Exchange Request to DPA. From and after the

Second Anniversary, an Executive Member may elect to Exchange up to, but not exceeding, forty percent (40%) of its vested Remaining Units (less its vested Remaining Units that were Exchanged after the First Anniversary and before the Second Anniversary) by delivering an Exchange Request at least 45 days in advance of the Closing of such Exchange. From and after the Third Anniversary, an Executive Member may elect to Exchange up to, but not exceeding sixty percent (60%) of its vested Remaining Units (less its vested Remaining Units that were Exchanged before the Third Anniversary) by delivering an Exchange Request at least 45 days in advance of the Closing of such Exchange. Subject to the limitations as set forth below, one hundred percent (100%) of any such Executive Member’s vested Remaining Units may be Exchanged at the election of such Executive Member from the Fourth Anniversary by delivering an Exchange Request at least 45 days in advance of the Closing of such Exchange. Each Exchange Request shall be delivered at least 45 days in advance of such Exchange and shall set forth the number of New Class A Units such Executive Member wishes to Exchange for Class A Shares at the Closing and the number of Class B Shares to be delivered for cancellation at the Closing, subject to the limitations specified in this Section 2.1(a). Notwithstanding the foregoing, each Executive Member shall be required to continue to beneficially own, for so long as such Executive Member remains employed by DPA, such number of New Class A Units, Class A Shares, or a combination thereof, equal to at least twenty-five percent (25%) of its Remaining Units. Any Exchange Requests submitted in violation of such maintenance requirement will be summarily disregarded, and DPA shall have no obligation to effectuate a Closing of any such Exchange relating to the entire amount of Remaining Units included on such Exchange Request. Subject to the exceptions set forth in Section 2.1(a)(iv), Exchange Requests may not be revoked after delivery to DPA.
                    (iii) Notwithstanding the foregoing, no Non-Executive Member or Executive Member may make any Exchange prior to the occurrence of the earlier of (a) the completion of two underwritten registered public offerings of the Class A Shares other than the IPO and (b) the Second Anniversary, except (i) Exchanges of New Class A Units in connection with the IPO and (ii) Exchanges of New Class A Units to be sold pursuant to such registered public offerings in accordance with Sections 2.1(a)(i) and (ii) above.
                    (iv) Upon delivery of one or more Exchange Requests, the Vestar Members, Lovell Members and Non-Employee Members may elect to Exchange up to one hundred percent (100%) of their respective Remaining Units for Class A Shares following the Initial Lockup Period (as defined herein) by delivering an Exchange Request at least 45 days in advance of the Closing of such Exchange. Each Exchange Request shall be delivered at least 45 days in advance of the Closing of such Exchange and shall set forth the number of New Class A Units such Vestar Member, Lovell Member or Non-Employee Member, as the case may be, wishes to Exchange for Class A Shares at the Closing and the number of Class B Shares to be delivered for cancellation at the Closing. In the event that any Exchange Request is made in connection with a contemplated underwritten offering of Class A Shares and such underwritten offering includes any option being granted to the underwriters or any other person to acquire an additional number of Class A Shares in connection with such offering, then (i) each Exchange Request related to Class A Units to be exchanged for Class A Shares that will be included in such underwritten offering shall also specify the maximum number of additional Class A Units that the holder desires to have exchanged only in the event that such option is exercised (it being understood that (x) the party exercising such option may have the right to do so in part, in which case the additional Class A Units exchanged in connection with such offering will be limited to the amount necessary to fulfill the delivery obligation with respect to the Class A Shares that are actually to be acquired upon exercise of such option, and (y) the allocation of Class A Shares to be acquired pursuant to an exercise of any such option among the persons participating in such offering may not be known at the time of the delivery of the original Exchange Request, in which case the maximum number of additional Class A Units to potentially be exchanged will be communicated to the Company pursuant to a supplemental Exchange Request delivered promptly following the time at which such determination is made) and (ii) the Closing of the exchange of any additional Class A Units to fulfill a unitholder’s delivery obligation with respect to the Class A Shares that are to be acquired upon exercise of any such option will occur immediately prior to the time that delivery of the Class A Shares is to be made.. Upon delivery to DPA, no Exchange Request may be revoked; provided, first, that, notwithstanding any other provision to the contrary contained herein, any Member that has delivered an Exchange Request pursuant to Section 2.1(a) shall be entitled either (x) to revoke such Exchange Request at any time prior to the Closing of the applicable Exchange or (y) to delay the Closing of the requested Exchange pursuant to this Section 2.1(a)(iv), in each case, after the occurrence of one or more of the following events: (A) the registration statement pursuant to which the Class A Shares were to be registered by such Member at or immediately following the Closing shall have ceased to be effective pursuant to any action or inaction by the Commission; (B) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement; (C) the Corporation shall have imposed restrictions on the ability of such Member to effect a registration of Class A Shares at or immediately following the Closing; (D) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement (whether pursuant to Section 2.1(d) or 2.2(d) of the Registration Rights Agreement or otherwise), and such deferral, delay or suspension shall affect the ability of such Member to register its Class A Shares at or immediately following the Closing; (E) the Corporation, any of its Affiliates or any third party shall have disclosed to such Member any material non-public information, the receipt of which results in such Member being prohibited from registering Class A Shares at or immediately following the Closing; (F) any stop order shall have been issued by the Commission; (G) the Closing, or the closing of the registered offering or the effectiveness of any registration shall have been delayed due to any facts, circumstances or Persons, which facts, circumstances or persons, as applicable, were not controlled or influenced by the Members seeking to delay such Closing or revoke such Exchange Request in order to provide such Member with a basis for such delay or revocation outside the control or influence, direct or indirect, of such Member; (H) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Shares are then traded; (I) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Exchange of New Class A Units for Class A Shares, the transfer of Class B Shares for cancellation or the registration or sale of any Class A Shares pursuant to a registration statement; and (J) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Member to consummate the registration or sale of Class A Shares in a manner not expressly contemplated in clauses (A) through (I) above; provided; second, that in no event shall the Member who is seeking to delay such Closing or revoke such Exchange Request and relying on any of the matters contemplated in clauses (A) through (J) above have controlled or influenced any facts, circumstances or Persons in connection therewith and in order to provide such Member with a basis for such delay or revocation or been caused or influenced, either directly or indirectly, by such Member; provided, third, that if any Member that has delivered an Exchange Request pursuant to Section 2.1(a) revokes such Exchange Request for any reason other than set forth in the first proviso to this Section 2(a)(iv) or is found to have engaged in conduct described in the second proviso to this Section 2.1(a)(iv), then such Member shall not be entitled to participate in any Exchange for a period of two Fiscal Quarters following the date of such revocation.
                    (v) To the extent a Member holds vested and unvested New Class A Units, all such Member’s vested New Class A Units must be Exchanged before any unvested New Class A Units may be Exchanged by such Member. The Member shall represent in the Exchange Request that such Member owns New Class A Units and Class B Shares to be delivered at the applicable Closing pursuant to Section 2.1(d)(i), free and clear of all Liens, except as set forth therein, and, if there are any Liens identified in the Exchange Request, such Member shall covenant that such Member will deliver at the applicable Closing evidence reasonably satisfactory to DPA, that all such Liens have been released. The Closing of any Exchange initiated pursuant to this Section 2.1(a) shall occur on the applicable Closing Date. During the 180-day period following the IPO and as extended below (the “Initial Lock-Up Period”), the provisions of this Section 2.1(a) may be modified only with the prior written approval of each of Goldman, Sachs & Co. and UBS Securities LLC; provided, however, that if (1) during the last 17 days of the Initial Lock-Up Period, the Corporation releases earnings results or announces material news or a material event or (2) prior to the expiration of the Initial Lock-Up Period, the Corporation announces that it will release earnings results during the 15-day period following the last day of the Initial Lock-Up Period, then in each case the Initial Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless Goldman, Sachs & Co. and UBS Securities LLC waive, in writing, such extension; the Corporation will provide Goldman, Sachs & Co. and UBS Securities LLC and each Member subject to the Initial Lock-Up Period with prior notice of any such announcement that gives rise to an extension of the Initial Lock-up Period and each Member agrees that any such notice properly delivered will be deemed to have been given to, and received by, such Member. Each Member further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Section 2(a)(v) during the period from the date of this Agreement to and including the 34th day following the expiration of the Initial Lock-Up Period, such Member will give notice thereof to the Corporation and will not consummate such transaction or take any such action unless it has received written confirmation from the Corporation that the Initial Lock-Up Period has expired. During the Initial Lock-Up Period, none of the Corporation, DPA, its subsidiaries or any Member shall, without the prior written consent of Goldman, Sachs & Co. and UBS Securities LLC, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Class A Shares of the Corporation, or any options or warrants to purchase any shares of Class A Shares of the Corporation, or any securities convertible into, exchangeable for or that represent the right (whether exercisable against the Corporation or against DPA) to receive shares of Class A Shares of the Corporation, including any membership interests in DPA, or any such substantially similar securities, whether now owned or hereinafter acquired, owned directly by such Member (including holding as a custodian) or with respect to which such Member has beneficial ownership within the rules and regulations of the Commission; provided, however, that, for the purposes of Section 2(a)(iv), the Corporation may issue securities pursuant to any employee benefit plan existing on the date of the prospectus for the IPO which may (by their express provisions or pursuant to any exchange offer) be or become exercisable, convertible or exchangeable for Class A Shares. The foregoing restriction is expressly agreed to preclude such Member from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Member’s Class A Shares even if such Class A Shares would be disposed of by someone other than such Member. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of such Member’s Class A Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Member’s Class A Shares.
Notwithstanding any other provision herein to the contrary, the provisions of Section 2.1(a)(i) – (iv) may be modified only with the prior written approval of the independent directors of the Corporation. The provisions of Section 2.1(a)(v) may be modified only with the prior written approval of Goldman, Sachs & Co., UBS Securities LLC and the independent directors of the Corporation.

                  (b) Closing.
                    (i) If an Exchange Request has been timely delivered pursuant to Section 2.1(a), then, on the later to occur of (x) the fifth Business Day prior to the last Business Day of the Fiscal Quarter during which such Exchange Request has been delivered and (y) the fifth Business Day following the date on which the conditions giving rise to any delay pursuant to Section 2(a)(iv) cease to exist ( the “Closing Date”), the parties shall effect the closing (the “Closing”) of the transactions contemplated by Section 2.1 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036, or at such other time, at such other place, and in such other manner, as the applicable parties to such Exchange shall agree in writing; provided, however, that if pursuant to this Section 2.1(b)(i) an applicable Closing Date falls on a day during which officers and directors of the Corporation or any of their Affiliates are prohibited by the trading policies of the Corporation from disposing of equity securities of the Corporation, then with respect to such Exchanges by such officers and directors, the Closing Date shall instead be deemed to be the first Business Day after such date that such officers and directors of the Corporation are allowed to dispose of equity securities of the Corporation pursuant to the trading policies of the Corporation.
                    (ii) No Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of DPA, such an Exchange would pose a material risk that DPA would be a “publicly traded partnership” as defined in Section 7704 of the Code.
                    (iii) DPA is not required to effect a Closing relating to the delivery of an Exchange Request unless the aggregate number of exchanged New Class A Units of each Member who elects to participate in such Closing by delivering an Exchange Request have an Aggregate Value of at least $50,000, or such lesser amount as constitutes such Member’s entire holdings of New Class A Units at such time.
                  (c) Closing Conditions. The obligations of any of the parties to consummate an Exchange pursuant to this Section 2.1 shall be subject to the conditions that:
                    (i) there shall be no injunction, restraining order or decree of any nature of any Governmental Entity that is then in effect that restrains or prohibits the Exchange of New Class A Units for Class A Shares or the transfer of Class B Shares for cancellation; and
                    (ii) in the case of a Non-Executive Member or an Executive Member, such Member satisfies the maintenance requirements set forth in Sections 2.1(a)(i) or (ii), as applicable.

                  (d) Closing Deliveries. At each Closing, with respect to each Member that requests the Exchange, or elects to participate in the Exchange, in each case, contemplated for such Closing:
                    (i) such Member shall deliver instruments of transfer, in form reasonably satisfactory to the designated transfer agent (the “Transfer Agent”), duly executed by such Member or such Member’s duly authorized attorney, and transfer tax stamps or funds therefor, if required, representing a number of New Class A Units to be exchanged for Class A Shares, together with stock powers duly endorsed in blank;
                    (ii) such Member shall deliver for cancellation instruments of transfer, in form reasonably satisfactory to the Transfer Agent, duly executed by such Member or such Member’s duly authorized attorney, and transfer tax stamps or funds therefor, if required, representing a number of Class B Shares equal to the number of such Member’s exchanged New Class A Units, together with stock powers duly endorsed in blank;
                    (iii) if applicable, such Member shall deliver evidence reasonably satisfactory to DPA, that all Liens on his New Class A Units and Class B Shares delivered pursuant to Section 2.1(d)(i) have been released;
                    (iv) if such Member transfers a number of New Class A Units and Class B Shares pursuant to this Section 2.1(d) that represent a greater number of New Class A Units and Class B Shares than to be exchanged in such Exchange, DPA will deliver back instruments of transfer representing the remainder of New Class A Units and Class B Shares, as applicable.
                    (v) the Corporation shall deliver to DPA a certificate representing an amount of Class A Shares equal to the number of New Class A Units.
          Section 2.2 EXPENSES
     Each party hereto shall bear his own expenses in connection with the consummation of any of the transactions contemplated hereby, whether or not any such transaction is ultimately consummated.
          Section 2.3 NON-SOLICITATION
     Each Member who is an employee of DPA or any of its Subsidiaries hereby covenants and agrees that during the period he is an employee of DPA or any of its Subsidiaries and for a period of one (1) year thereafter, such Member shall not, directly or indirectly, solicit, induce, attempt to induce or encourage or assist (i) any then-current employees of DPA or any of its Affiliates to terminate their employment with DPA or such Affiliate or to become employed by any other firm, company or other business enterprise; or (ii) any existing customer or client of DPA or any of its Affiliates to cease doing business with or modify its relation with DPA or any of its Affiliates to the economic detriment of DPA or any of its Affiliates or to become a customer or client of any other firm, company or business enterprise. Notwithstanding the foregoing, any Member who is party to any non-solicitation provisions contained in an employee letter, unit grant agreement, employment agreement, offer letter, or any other agreement with DPA or any of its Subsidiaries dated prior to the execution of this Agreement, shall be bound by the applicable non-solicitation provisions of such employee letter, unit grant agreement, employment agreement, offer letter or any other agreement with DPA or any of its Subsidiaries relating to such non-solicitation provisions, and this Section 2.3 shall not apply to such Member.
          Section 2.4 ADJUSTMENT The Exchange Rights for New Class A Units shall be adjusted accordingly if there is: (A) any subdivision (by any unit split, unit distribution, reclassification, recapitalization or otherwise) or combination (by reverse unit split, reclassification, recapitalization or otherwise) of the New Class A Units that is not accompanied by an identical subdivision or combination of the Class A Shares; or (B) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the Class A Shares that is not accompanied by an identical subdivision of the New Class A Units.
          Section 2.5 EXPIRATION
     In the event that DPA is dissolved pursuant to Section 7.2 of the LLC Agreement, any Exchange Right pursuant to Sections 2.1(a) and (b) of this Agreement shall expire upon final distribution of the assets of DPA pursuant to the terms and conditions of the LLC Agreement.
          Section 2.6 MAINTENANCE REQUIREMENTS
     Each Member who is a Non-Executive Member or an Executive Member covenants and agrees that during the period he is an employee of DPA or any of its Subsidiaries, such Member will satisfy the maintenance requirements set forth in Sections 2.1(a)(i) or (ii), as applicable.
ARTICLE III
MISCELLANEOUS
          Section 3.1 NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 3.1) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:
(a)	If to DPA, to its Managing Member:

Duff & Phelps Corporation 55 East 52nd Street New York, NY 10055 Attention: General Counsel

Facsimile: (212) 450-2801

with a copy (which shall not constitute notice to DPA) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Telephone: (212) 735-3000 Facsimile: (212) 735-2000 Attention: David J. Goldschmidt, Esq.

(b)	if to any of the Members, to:

the address and facsimile number set forth in the records of DPA from time to time.
          Section 3.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
          Section 3.3 MEMBER. To the extent a Member (or an applicable Permitted Transferee) validly transfers any or all of his New Class A Units and Class B Shares to a Permitted Transferee of such Member or to any other Person in a transaction not in contravention of, and in accordance with, the LLC Agreement, then such Person shall have the right to execute and deliver a joinder to this Agreement, in form and substance reasonably satisfactory to DPA. Upon execution of any such joinder, such Person shall be entitled to all of the rights and bound by each of the obligations applicable to the relevant transferor hereunder.
          Section 3.4 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          Section 3.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.
          Section 3.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements,

both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto and their Permitted Transferees, any rights or remedies hereunder; provided, that, Goldman, Sachs & Co., UBS Securities LLC, Lehman Brothers Inc., William Blair & Company, L.L.C., Keefe, Bruyette & Woods, Inc. and Fox-Pitt, Kelton Incorporated shall be deemed third party beneficiaries with respect to Section 2.1(a)(v) of this Agreement.
          Section 3.7 FURTHER ASSURANCES. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by any other party hereto to give effect to and carry out the transactions contemplated herein.
          Section 3.8 GOVERNING LAW; EQUITABLE REMEDIES. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or this Agreement were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.
          Section 3.9 CONSENT TO JURISDICTION. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the Court of Chancery located in the State of Delaware, County of Newcastle (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the parties hereto at their respective addresses referred to in Section 3.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER

OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
          Section 3.10 AMENDMENTS; WAIVERS.
               (a) No provision of this Agreement may be amended unless such amendment is approved in writing by DPA and by the Lovell Members and Vestar Members, respectively, who, together with their Permitted Transferees, are adversely affected by such amendment. If Members who, together with their Permitted Transferees, collectively hold at least two-thirds of the New Class A Units do not approve in writing such amendment to the Agreement, such amendment shall not become effective. In addition, no such amendment shall become effective if such amendment will have a materially disproportionate effect on certain Members (unless disproportionate solely because of disproportionate unit ownership) unless all such disproportionately affected Members consent in writing to such amendment; provided further, no amendment may be made to Section 2.1(a)(v) unless such amendment is also approved in writing by Goldman, Sachs & Co. and UBS Securities LLC. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          Section 3.11 ASSIGNMENT. Except as contemplated by Section 3.3, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, assigns and Permitted Transferees.
          Section 3.12 TAX TREATMENT.
               (a) This Agreement shall be treated as part of the partnership agreement of DPA as described in Section 761(c) of the Internal Revenue Code of 1986, as amended, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

               (b) As required by the Code and the Regulations: (i) the parties shall report an Exchange consummated hereunder as a taxable sale of New Class A Units by a Member to the Corporation (in conjunction with an associated cancellation of Class B Shares) and (ii) no party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

DUFF & PHELPS ACQUISITIONS, LLC

By: Name:	/s/ Noah Gottdiener Noah Gottdiener
Title:	Chief Executive Officer

LM DUFF HOLDINGS, LLC

By: Lovell Minnick Equity Partners II LP, its Manager

By: Lovell Minnick Equity Advisors II LLC, its General Partner

By: Lovell Minnick Partners LLC, its Managing Member

By: Name:	/s/ Robert Belke Robert Belke
Title:	Managing Director

LOVELL MINNICK EQUITY PARTNERS LP

By: Lovell Minnick Equity Advisors LLC, its General Partner

By: Lovell Minnick Partners LLC, its Managing Member

By: Name:	/s/ Robert Belke Robert Belke
Title:	Managing Director

VESTAR CAPITAL PARTNERS IV, L.P.

By: Vestar Associates IV, L.P., its General Partner

By: Vestar Associates Corporation IV, its General Partner

By: Name:	/s/ Sander Levy Sander Levy
Title:	Managing Director

VESTAR/D&P HOLDINGS LLC

By: Name:	/s/ Sander Levy Sander Levy
Title:	Managing Director

ON BEHALF OF EACH OF THE INDIVIDUAL MEMBERS OF DUFF & PHELPS ACQUISITIONS, LLC

NOAH GOTTDIENER

By: Name:	/s/ Noah Gottdiener Noah Gottdiener
Title:	Attorney-In-Fact for the Members

GERARD CREAGH

By: Name:	/s/ Gerard Creagh Gerard Creagh
Title:	Attorney-In-Fact for the Members
Signature Page to the Exchange Agreement